Exhibit 99.1

SYNTROLEUM ANNOUNCES 1Q 2003 RESULTS;

NEGATIVE CASH FLOW REDUCED 41%

For Release

Tuesday, April 29, 2003

Contact:	John Ford Syntroleum Corporation (918) 592-7900 www.syntroleum.com

Tulsa, OK—(Syntroleum Corporation (NASDAQ: SYNM) today announced unaudited financial results for the first quarter ended March 31, 2003. The company reported success in reducing net cash outflow from $5 million in the first quarter of 2002 and from $8 million in the fourth quarter of 2002 to $47 thousand in the first quarter of 2003, which includes a $3 million private placement. Excluding the private placement, the company’s net cash outflow for the first quarter averaged approximately $1 million per month. This first quarter expenditure of $3 million is 41% less than the $5 million expenditure for the first quarter of 2002 and 64% less than the $8 million expenditure for the fourth quarter of 2002. This is on track to meet the company’s previously stated objective to achieve a 50% reduction in net cash outflow for the full year 2003. The company’s cash balance at the end of the first quarter was $14.6 million, essentially equal to the December 31, 2002 cash balance.

First quarter 2003 revenue increased to $1.5 million from $1.1 million for the first quarter 2002. First quarter expenses totaled approximately $17.3 million, including $10.8 million of expenditures on the DOE/Catoosa project to install major equipment modules. The Catoosa project is a 100-barrel per day plant sponsored by the U.S. Department of Energy, Marathon Oil Company, and Syntroleum that will supply fuels for demonstration in vehicle fleets. Since this project is not currently for commercial operations, these reimbursed costs are recorded as expense in accordance with Statement of Financial

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Syntroleum Announces First Quarter…

April 29, 2003

Accounting Standards No. 2, “Accounting for Research and Development Costs.” Expenses for the construction of the Catoosa plant do not negatively impact the company’s current cash since they are funded by Marathon through a $21.3 million promissory note that is recorded as convertible debt on the company’s balance sheet. The only form of repayment of the note is through credits against future license fees or conversion into the company’s stock at no less than $6 per share. Excluding these reimbursed plant expenses, first quarter operating expenses in 2003 were down $1.4 million compared to the same period in 2002, despite one-time severance expenses of $454 thousand for lay-offs occurring in February 2003. For the first quarter of 2003, the company reported a loss of $16.3 million, or $.48 per share, compared to a loss of $6.8 million, or $.20 per share, in the first quarter of 2002.

As part of its increased emphasis on commercialization and financing, the company also announced organizational changes resulting from the company’s increased focus on commercialization and project development. Larry Weick becomes senior vice president/CFO. Ken Roberts, formerly CFO, becomes senior vice president of business development. The research and development and engineering departments have been combined under Jeff Bigger who becomes senior vice president and chief technology officer. Ron Stinebaugh, who joined the company in February, becomes vice president corporate finance and acquisitions.

“Syntroleum’s financial performance for the first quarter was in line with our strategy and expectations,” stated Jack Holmes, Syntroleum’s president and chief operating officer. “While we have not yet achieved profitability, we have significantly reduced our negative cash flow from last year as a result of our restructuring efforts.”

“The organizational changes announced today will focus our attention more intensely on critical near-term financing needs by exploiting commercial progress that we have achieved thus far on a number of fronts. We believe these changes will help insure our success in the coming year and build a strong foundation for profitability.”

“In summary,” Holmes concluded, “we believe we have assured our survival, we have a competitive advantage in our proven technology, we have a large inventory of projects, and we are focused on executing our best projects in a way that will result in positive cash flow.”

The company’s first quarter 2003 conference call will take place on Tuesday, April 29, 2003 at 4:00 PM EDT, during which Syntroleum’s senior management will review these financial results for this period. Callers may listen to the live presentation by dialing (800) 210-9006 and entering pass code #591174. In addition, a web cast of the call will be available via the Internet by accessing www.syntroleum.com. Listeners should allow a few minutes for registration into the web site. A replay of this conference call will be available on the web site under the Syntroleum Investor Relations tab for a period of one year.

Syntroleum Announces First Quarter…

April 29, 2003

Syntroleum Corporation owns a proprietary gas-to-liquids (GTL) process for converting natural gas into synthetic liquid hydrocarbons. The company plans to use its GTL technology, as well as other third party gas processing technologies, to develop and participate in gas monetization projects in a number of global locations.

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(Tables Follow)

This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to the DOE/Catoosa project and other proposed projects, the Syntroleum Process and related technologies and products. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intent,” “may,” “project,” “plan” “should,” “could,” and similar expressions are intended to be among the statements that identify forward-looking statements. Although Syntroleum believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that debt or equity financing for anticipated GTL or related NGL or oil and gas projects may not be available, the schedule for development, construction and operation of proposed GTL plants may not be met, anticipated appropriation and expenditure of federal monies does not occur, commercial-scale GTL plants do not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants experience technological and mechanical problems, the potential that improvements to the Syntroleum Process currently under development may not be successful, the impact on plant economics of operating conditions (including energy prices), construction risks, risks associated with investments and operations in foreign countries, the ability to implement corporate strategies, including the continued availability of adequate working capital, competition, intellectual property risks, Syntroleum’s ability to obtain financing and other risks described in the company’s filings with the Securities and Exchange Commission.

®“Syntroleum” is registered as a trademark and service mark in the U.S. Patent and Trademark Office.

Syntroleum Announces First Quarter…

April 29, 2003

Syntroleum Corporation and Subsidiaries

First Quarter 2003 Earnings* (Unaudited)

	2003 1st Quarter	2002 1st Quarter
Revenue
Joint Development	$795	$639
Real Estate Sales	704	444
Other	—	—

Total Revenue	1,499	1,083

Cost of Real Estate Sales	458	332

Expenses
DOE/Catoosa Project	10,802	344
R&D/Engineering	2,315	3,829
G&A and Other	4,192	3,725

Total Expense	17,309	7,898

Earnings (loss) from Operations	(16,268)	(7,147)

Other Income(Expense)	(32)	376
Taxes	(20)	(14)

Net Earnings (loss)	$(16,320)	$(6,785)

Earnings Per Share

Basic and Diluted Earnings Per Share	$(0.48)	$(0.20)

Weighted Average Shares Outstanding	33,694	33,282

* All numbers in thousands except earnings per share.

Syntroleum Announces First Quarter…

April 29, 2003

Syntroleum Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	March 31, 2003	December 31, 2002
	(Thousands)	(Thousands)
Assets
Cash and cash equivalents	$14,564	$14,611
Total other current assets	5,704	5,815
Total non-current assets	28,251	26,885

Total Assets	$48,519	$47,311

Liabilities and Stockholder’s Equity
Total current liabilities	$7,113	$6,800
Other non-current liabilities	283	283
Long-term debt	1,611	1,432
Convertible debt	12,774	4,466
Deferred revenue	41,603	35,875
Minority interests	2,443	2,445

Total Liabilities	65,827	51,301

Total Stockholder’s Equity	(17,308)	(3,990)

Total Liabilities and Equity	$48,519	$47,311